Exhibit 99.1

                 [LETTERHEAD OF WILLOW GROVE BANCORP, INC.]

Press Release                          FOR IMMEDIATE RELEASE
                                       Contact:  Frederick A. Marcell Jr., CEO
                                       Christopher E. Bell, CFO
                                       Telephone:  215-646-5405

                   WILLOW GROVE BANCORP, INC.  ANNOUNCES
 FOURTH QUARTER AND YEAR-END RESULTS, DECLARATION OF CASH DIVIDEND AND HIRING
                        OF CHIEF OPERATING OFFICER

     Maple Glen, Pennsylvania   (July 24, 2002) Willow Grove Bancorp, Inc.
(the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.6 million, or $0.15 diluted earnings per share, for the quarter ended June 30, 2002. This compares to net income of $813,000, or $.07 diluted earnings per share, for the three-month period ended June 30, 2001 (prior period per share amounts have been adjusted for the Company's exchange and additional share issuance in connection with our conversion and reorganization (the "Conversion and Reorganization" completed on April 3, 2002). Net income for the fiscal year ended June 30, 2002 was $5.5 million, or $0.51 diluted earnings per share, compared to a net income of $157,000, or a $0.01 diluted earnings per share for the prior year ended June 30, 2001. Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: "I'm pleased with the support received during our recent Conversion and Reorganization, the record quarterly and annual earnings of our new fully-converted Company, and I am looking forward to the coming year's opportunities for further growth. Additionally, we are announcing the hiring of our new Chief Operating Officer, Joseph M. Matisoff, who I believe will greatly assist us in the continued implementation of our strategic plan."
     Net interest income for the three-months and fiscal year ended June 30, 2002 was $6.7 million and $23.4 million, respectively. This compares favorably to $5.2 million and $20.1 million in net interest income for the respective prior comparable periods. For the three-month and twelve-month periods ended June 30, 2002, net interest income grew primarily as a result of the combination of increased balances in average interest-earning assets and a reduction in interest rates paid on average interest-bearing liabilities, which more than offset a reduction in average yield on interest-earning assets. The Company's net interest margin increased 29 basis points and 15 basis points, respectively, to 3.73% and 3.61%, respectively, for the three months and twelve months ended June 30, 2002. The increase in net interest margin was a result of the increase in net interest income, and an increase in the ratio of average interest-earning assets to average

                                                                   Page 1 of 4



interest-bearing liabilities, primarily as a result of the net proceeds of approximately $62.6 million received from the Company's recent Conversion and Reorganization.
     The Company's provision for loan losses for the three months and twelve months ended June 30, 2002 was $118,000 and $1.2 million, respectively. This compares to $638,000 and $7.9 million, respectively, for the corresponding prior year periods. The provisions for loan losses are based primarily upon the Company's regular review of the credit quality of its loan portfolio, the net charge-offs during the period, consideration of the continuing diversification of the loan portfolio, as well as the impact of current economic conditions.
     Non-interest income increased $131,000, or 47.6% to $406,000 for the three-month period ended June 30, 2002 compared to $275,000 for the similar prior year period. Non-interest income increased $674,000, or 37.7% to $2.5 million for the twelve-month period ended June 30, 2002 compared to $1.8 million for the similar prior year period. For the three-month period ended June 30, 2002 the increase was primarily related to a $206,000 reduction in losses realized on securities transactions which more than offset a $107,000 decline in gain on sale of loans. For the twelve months ended June 30, 2002 the increase was primarily a result of the Company's taking advantage of market opportunities to realize gains upon the sale of loans held for sale and securities available for sale, as well as increases in general service charges and fees.
     Non-interest expense increased $960,000, or 26.9% to $4.5 million for the three-month period ended June 30, 2002 compared to $3.6 million for the similar prior year period. Non-interest expense increased $2.6 million, or 18.6% to $16.5 million for the twelve-month period ended June 30, 2002 compared to $13.9 million for the prior fiscal year. The increases were primarily a result of general increases in compensation and benefits, including increased Employee Stock Ownership Plan ("ESOP") expense due to stock price appreciation, and an additional 513,100 shares acquired by the ESOP during the recent Conversion and Reorganization. Occupancy costs increased due to the operation of our twelfth banking office opened in May 2001 in Southampton, Bucks County, as well as current expenses resulting from the recent opening of our thirteenth banking office located in Holland, Bucks County on April 22, 2002. Additionally, other increased costs in fiscal 2002 included increases in corporate advertising, partially related to the implementation of our new Online Banking product, and increased deposit account service expenses primarily as a result of an increase in core deposit accounts.
     Total assets amounted to $759.7 million at June 30, 2002, an increase of $134.6 million or 21.5% from June 30, 2001. The increase in assets resulted from cash increasing $9.8 million primarily as a result of increased cash flows from prepayments on loans and investments during a period of declining interest rates. Securities available for sale and held to maturity increased a combined $138.3 million, or 106.1% primarily as a result of the investment of proceeds received in the recently completed Conversion and Reorganization stock offering, and certain leverage strategies funded by Federal Home Loan Bank advances. Net loans declined $10.3 million, or 2.3% from $454.2 million at June 30, 2001 to $443.9

                                                                   Page 2 of 4



million at June 30, 2002 due primarily to a decrease in the single-family residential mortgage loan portfolio. Partially offsetting the $16.9 million, or 8.5% decrease in single-family residential mortgage loans in fiscal 2002, were increases in commercial real estate and multi-family real estate loans of $5.7 million, or 4.4%, and a $1.6 million, or 5.7% increase in construction loans. Commercial business loans decreased by $858,000, or 4.3% during the twelve months ended June 30, 2002. Total liabilities amounted to $635.4 million at June 30, 2002, an increase of $70.6 million, or 12.5% from June 30, 2001. Deposits increased $32.7 million, or 6.6% to $529.8 million, with core deposits increasing $48.3 million, or 27.5% to $223.9 million, while borrowings increased $37.9 million, or 63.4% from June 30, 2001 to June 30, 2002. Total stockholders' equity increased $63.9 million to $124.3 million at June 30, 2002. The change in stockholders' equity was primarily the result of $62.6 net proceeds in the Company's recent subscription offering as part of the Conversion and Reorganization.
     The Company also announced that its Board of Directors, at its July 22, 2002 meeting, declared a $.07 cash dividend on the common stock of the Company payable on August 16, 2002 to stockholders of record at the close of business on August 2, 2002.
     Our new Chief Operating Officer, Joseph M. Matisoff, who recently started with the Company, brings in excess of 25 years in commercial banking experience and is a former community bank CEO.
     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 13 offices located throughout Montgomery, Bucks, and Philadelphia counties. President Marcell stated: "Already, plans are underway to open our 14th banking office in Bustleton (Northeast Philadelphia), PA in the spring of 2003."

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and
uncertainties.  A number of factors   many of which are beyond the Company's
control   could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Prospectus, dated February 11, 2002 and included in the Company's registration statement on Form S-1, and the Form 10-K for the year ended June 30, 2001, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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                         WILLOW GROVE BANCORP, INC.


                                                     At June 30, 2002               At June 30, 2001
                                                 -------------------------------------------------------

Selected Financial Condition Data (1):               (Dollars in thousands, except per share data)
--------------------------------------
Total assets                                             $759,714                       $625,148
Cash and cash equivalents                                  31,986                         22,209
Loans receivable, net                                     443,855                        454,199
Loans held for sale                                         1,574                          2,644
Securities available-for-sale                             254,687                        130,358
Securities held to maturity                                13,973                             --
Deposits                                                  529,752                        497,030
FHLB advances                                              97,824                         59,885
Stockholders' equity                                      124,277                         60,357
Book value per diluted common share                         11.72                         12.29




                                                                Three Months Ended                      Fiscal Year Ended
                                                          -----------------------------           -----------------------------
                                                          June 30, 2002   June 30, 2001           June 30, 2002   June 30, 2001
                                                          -------------   -------------           -------------   -------------
Selected Operating Statement Data (1):                    (Dollars in thousands, except           (Dollars in thousands, except
--------------------------------------                           per share data)                         per share data)
Interest income                                              $11,637         $11,241                 $44,818         $44,285
Interest expense                                               4,979           6,089                  21,463          24,216
Net interest income                                            6,658           5,152                  23,355          20,069
Provision for loan losses                                        118             638                   1,212           7,856
Total non-interest income                                        406             275                   2,461           1,787
Total non-interest expense                                     4,533           3,572                  16,455          13,875
Income tax expense (benefit)                                     803             404                   2,690             (32)
Net income                                                     1,610             813                   5,459             157
Diluted earnings per share                                      0.15            0.07                    0.51            0.01


Selected Other Data (1):
---------------------------------------------
Average yield interest-earning assets (2)                       6.49%           7.51%                   6.90%           7.64%
Average cost interest-bearing liabilities (2)                   3.54%           4.86%                   4.01%           5.05%
Average interest rate spread (2)                                2.95%           2.65%                   2.89%           2.59%
Return on average assets (2)                                    0.88%           0.13%                   0.82%           0.03%
Return  on average equity (2)                                   6.31%           1.32%                   7.53%           0.25%
Net interest  margin (2)                                        3.73%           3.44%                   3.61%           3.46%
Ratio of non-performing assets to
 total assets at period end                                     0.76%           0.83%                   0.76%           0.83%
Ratio of non-performing loans to
 total loans at period end                                      1.28%           1.13%                   1.28%           1.13%
Ratio of allowance for loan losses
 to total loans at period end                                   1.03%           0.94%                   1.03%           0.94%
Ratio of allowance for loan loss to
 non-performing loans at period end                            81.57%          83.25%                  81.57%          83.25%
Efficiency ratio                                               64.17%          65.82%                  63.74%          63.48%
Full service banking offices at period end                        13              12                      13              12

___________________________________________________________

(1) The Company completed its Conversion and Reorganization on April 3, 2002. Information for the period prior to such date is for the former "mid-tier holding company," a Federally chartered corporation which also was known as Willow Grove Bancorp, Inc. All per share amounts for periods prior to April 3, 2002 have been adjusted to reflect the additional shares issued in the Conversion and Reorganization.
(2) Annualized for the three months ended June 30, 2002 and 2001.



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